Exhibit 2.1

This Business Transfer Agreement (the “Agreement”) contains representations and warranties that AMRI India Private Limited (“AMRI India”) and Ariane Orgachem Private Limited (“Ariane”) made to each other. These representations and warranties were made only for the purposes of the Agreement and solely for the benefit of AMRI India and Ariane as of specific dates, may be subject to important limitations and qualifications agreed to by Ariane and AMRI India in confidential disclosure schedules provided by Ariane to AMRI India in connection with the signing of the Agreement, and may not be complete, furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between Ariane and AMRI India instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Agreement by AMRI India with the Securities and Exchange Commission.  Accordingly, you should not rely upon the representations and warranties contained in the Agreement as characterizations of the actual states of facts, since they were intended to be for the benefit of, and to be limited to AMRI India and Ariane.

BUSINESS TRANSFER AGREEMENT

This BUSINESS TRANSFER AGREEMENT (the “Agreement”) is made on the [•] day of [•], 2007:

BY AND BETWEEN:

1)              ARIANE ORGACHEM PRIVATE LIMITED, a company incorporated pursuant to the provisions of the Companies Act, 1956 and having it’s registered office at Runwal Chambers, 1st Road, Chembur, Mumbai 400 071 (hereinafter referred to as “AOPL/Seller”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its successors and permitted assigns); and

2)              AMRI INDIA PRIVATE LIMITED, a company incorporated pursuant to the provisions of the Companies Act, 1956 and having it’s registered office at 23rd Floor, Express Towers, Nariman Point, Mumbai 400 021 (hereinafter referred to as the “Purchaser”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its successors, and assigns, nominees as provided herein).

The Seller and the Purchaser may be collectively referred to as the “Parties” and individually as the “Party”.

WHEREAS:

A.           The Seller owns and operates the Business (as defined hereinafter) in the manner more particularly contained hereinafter. The Purchaser is a company which is a subsidiary of Albany Molecular Research Mauritius Private Limited incorporated under the laws of Mauritius and is an indirect subsidiary of Albany Molecular Research Inc., incorporated under the Laws of State of Delaware. The Purchaser proposes to engage in the business of manufacture and sale of certain pharmaceutical products and the Business.

B.             The Purchaser is desirous of taking over the Business and the Seller has agreed to transfer the Business as a going concern on a slump sale basis for a lump sum consideration without values being assigned to individual assets and liabilities, as contemplated under the provisions of Section 50B read with Section 2 (42)(c) of the Income Tax Act 1961.

NOW THEREFORE, in consideration of the premises, the mutual covenants, terms and conditions and understandings set forth herein, the Parties with the intent to be legally bound hereby covenant and agree as follows:

1.                                     DEFINITIONS AND INTERPRETATION

1.1                                Definitions

In addition to the terms defined in the introduction to, recitals of and the text of this Agreement, the following words and terms, whenever used in this Agreement, unless repugnant to the meaning or context thereof, shall have the respective meanings set forth below:

“Affiliate” of a Party means (i) in the case of any Party other than a natural person, any other Person that, either directly or indirectly through one or more intermediate Persons, Controls, is Controlled by or is under common Control with such Party; and (ii) in the case of any Party that is a natural person, includes any ‘Relative’ (as such expression is defined in the

Companies Act, 1956) of such natural person. For the purpose of this definition “Control” including, with its correlative meanings, the terms “Controlled by” and “under common Control”, shall mean the power and ability to direct the management and policies of the controlled enterprise through ownership of voting shares of the controlled enterprise or by contract or otherwise, and in any event and without limitation of the previous sentence, any person owning 51% or more of the voting securities of a second person shall be deemed to control that second person.

“Applicable Laws” or “Laws” includes all applicable statutes, enactments, acts of legislative or Parliament, laws, ordinances, rules, bye-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any government, statutory authority, tribunal, board, court or recognised stock exchange of the Republic of India.

“Assumed Business Contracts” shall have the meaning assigned to it in Clause 6.1

“Assurances” means any indemnity, guarantee, suretyship or any other similar commitment made or given by or on behalf of the Seller or any of their respective agents, directors, officers, employees or advisers in relation to the Business prior to Completion.

“Banks” means the banks enumerated in Schedule 1.

“Balance Sheet Date” means November 30, 2006.

“Books and Records” means all lists of customers and suppliers, business plans and forecasts (prepared by anyone employed in the Business), notices, enquiries, orders, correspondence, computer disks, tapes or other machine readable or other records of a financial or marketing nature to the extent that they relate exclusively to the Business and are owned or enjoyed by the Seller, but excluding (i) Taxation records, (ii) records required by Law to be maintained and/or retained by the Seller pursuant to this Agreement.

“Business” means the pharmaceutical business which is carried on by the Seller under the name of “Ariane” and which relates to the manufacture of active pharmaceutical ingredients and other pharmaceutical intermediates together with (i) the Business Plant and Machinery (ii) the benefit (subject to the burden) of the Business Contracts (iii) Employees (iv) the Business Goodwill (v) the Books and Records (vi) the Business Stock (vii) Business Assets (viii) Business Properties and (xi) Current Assets Being Transferred at Completion; free from all Encumbrances;  subject to the (i) Current Liabilities and Provisions Being Transferred and the (ii) Debt Repayment Amount.

“Business Assets” means all the assets of the Business except the Retained Assets.

“Business Consideration” means the composite slump sale consideration price which  is set out in Schedule 2  plus the Net Current Asset Value, less the Debt Repayment Amount.

“Business Contracts” means all Contracts in relation to the Business entered into by the Seller prior to the Transfer Time, which are in effect (in whole or in part) as at the Transfer Time and includes Contracts which are specified in Schedule 3.

“Business Day” means a day other than Saturday and Sunday on which banks are open for normal banking business in India, Mauritius or the United States of America.

“Business Goodwill” means, as at the Transfer Time, all the goodwill of the Seller in relation to the Business, including the exclusive right of the Purchaser to engage in trade under the trade name of “Ariane” and represent itself as carrying on the Business in succession to the Seller as from the Transfer Time.

“Business Plant and Machinery” means all the plant, machinery, equipment, computer and communications hardware, loose tools, fixtures, fittings, furniture, vehicles and other goods owned by the Seller and used exclusively in relation to the Business as at the Transfer Time.

“Business Properties” means the owned, leasehold and licensed properties, of the Business details of which are set out in Schedule 4 hereto.

“Business Stock” means all stocks of finished goods and samples, raw materials and consumables, engineering spares, work-in-progress, stock in transit and other similar stock in trade, wherever located, produced or acquired for the purpose of sale or use in the manufacture of finished products or the provision of services, owned by the Seller for the purposes of and relating to the Business as at the Transfer Time.

“Calendar Days” means all the days in a week i.e., Monday to Sunday.

“Claim” means a claim made by the relevant Party under the indemnity as set out in Clause 12 herein.

“Completion” means the completion of the sale and purchase of the Business which shall be deemed to be effective as of the Completion Date and in accordance with Clause 9.

“Completion Date” means two (2) Business Days after the date on which all the Condition Precedents have been either satisfied or waived pursuant to Clause 4.1 or two (2) Business Days after the Compulsory Completion Date, as the case may be, in terms of Clause 4.2.

“Compulsory Completion Date” means fifty two (52) Calendar Days from the Execution Date, or, that date which is two (2) Business Days after the receipt of all the approvals/licenses required by the Purchaser to operate the Business as are set out in Schedule 5, whichever date is earlier.

“Conditions Precedent” means the conditions precedent to Completion which are set out in Clause 4.

“Contracts” means (a) any agreements, contracts, commitments, understandings, binding arrangements, licences, purchase orders and all other forms of engagements, arrangements and agreements of any kind or nature, express, implied, written or oral, to the extent that they relate to the whole or any part of the Business; and (b) any offers, tenders, purchase orders, supply orders or the like to the extent relating to the Business and made by the Seller prior to the Transfer Time which are, or may be, capable, at any time following the Transfer Time, of being converted, by an acceptance or other act of some other person, into obligations of the Seller in relation to the Business.

“Current Assets Being Transferred” means all assets classified as current assets in the books of account of the Seller only in relation to the Business and shall include raw materials, goods in process, finished goods, fuel, packing material, printed material, indirect tax assets, Current Debtors which are being transferred as at the Transfer Time but shall exclude all book debts, loans and advances, deposits and cash and bank balances.

“Current Debtors” means debtors who do not owe more than Rupees Three Lakhs Fifty Thousand Only (Rs. 3,50,000/-) in the aggregate to the Seller.

“Current Creditors” means creditors to whom the Seller does not owe more then Rupees Three Lakhs Fifty Thousand Only (Rs. 3,50,000/-) in aggregate.

 “Current Liabilities and Provisions Being Transferred” means the Current Creditors of the Seller as at the Transfer Time arising in connection with the Business being transferred as appearing in the books of accounts.

“Debt Repayment Amount” means an amount, to be paid by the Purchaser to the Banks as more specifically set out in Schedule 6.

“Debt Repayment Satisfaction Date” shall have the meaning assigned to it in Clause 5.

“Debt Repayment Satisfaction Documents” shall have the meaning assigned to it in Clause 5.

“Employee” or “Employees” means all the employees who are engaged or employed by the Seller in relation to the Business as set out in Schedule 7 hereto and who shall be transferred with the Business to the Purchaser in accordance with the provisions of this Agreement and Applicable Law.

“Employees’ Plan(s)” means all pension, gratuity, provident fund, profit sharing, retirement, deferred compensation, share purchase, share option, incentive, bonus, vacation, severance, disability, medical insurance, life insurance or any other type of employee benefit plan, program or arrangement under Applicable Law for or on behalf of the Employees.

“Encumbrance” shall mean (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under Applicable Law, (ii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, refusal or transfer restriction in favour of any Person and (iii) any adverse claim as to title, possession or use; in each case regardless of whether known or unknown, matured, contingent or accrued.

“Execution Date” means the date on which this Agreement is executed.

“General Manager” means any Employee who earns a gross salary of more than Rupees Thirty Thousand (Rs. 30,000/-) per month.

“Long Stop Date” means eighty two (82) Calendar Days from the Execution Date.

“Net Current Asset Value” means the value of the net current assets of the Business calculated as the difference between the “Current Assets Being Transferred” and “Current Liabilities and Provisions Being Transferred”, within 40 Calendar Days after the Execution Date or such other earlier date as may be determined by the Purchaser, which shall be determined in accordance with the valuation method which is set out in Schedule 8.

“No Dues and Debt Repayment Satisfaction Certificate” shall have the meaning assigned to it in Clause 5.

“Permits” means all formal approvals, permits, licenses, certificates and similar authorizations issued or granted or to be issued or granted by the relevant governmental and regulatory authorities, more specifically set out in Schedule 9.

“Qualirex Laboratories” means Qualirex unit belonging to AOPL, located at plot No K-26 in the Waluj Industrial Area within the village limits of Ranjangoan and outside the limits of Aurngabad municipal corporation, in rural area, Taluka and Registration Sub district Gangapur.

“Residential Flats” means the residential flats set out in Schedule 10.

“Retention Amount” shall have the meaning assigned to it in Clause 3.2.1.

“Retained Assets” means the assets set out in Schedule 25.

“Sidson” means the unit of AOPL established on plot H-29 in Waluj Industrial Area, MIDC, Aurangabad and having factory license dated April 19, 2007 bearing number 075362.

“Tax Assets” means a right to receive amounts in respect of a Tax.

“Tax Liabilities” means the obligation to make payment in respect of a Tax.

“Tax” or “Taxation” means all forms of taxation, impositions, duties, contributions and levies in the nature of taxation including transfer taxes, social security contributions and all penalties, charges, costs and interest relating thereto regardless of whether any such taxation, impositions, duties, contributions, transfer taxes, social security contributions, levies and such penalties, charges, costs or interest are chargeable directly or primarily against or are attributable directly or primarily to the Seller or the Business or any other person and regardless of whether any amount in respect of any of them is recoverable from any other person.

“Transaction Documents” means this Agreement, the Transition Services Agreement and any other agreements, including any amendments thereto, entered into by the Parties in relation to the subject matter contained herein.

“Transition Services Agreement” means the agreement to be entered into between Runwal Developers Private Limited and the Purchaser a format of which is set out in Schedule 17.

“Transfer Time” means             a.m. / p.m. on the Completion Date.

“Wyeth” means Wyeth Technologies.

“Wyeth Technology” means the intellectual property rights associated with the active pharmaceutical ingredient’s business of Wyeth Limited sold to AOPL.

1.2                                 Interpretation

1.2.1                       Any reference herein to any Clause, Schedule or Exhibit is to such Clause, Schedule or Exhibit to this Agreement unless the context otherwise requires. The Schedules and Exhibits to this Agreement shall be deemed to form part of this Agreement. It is hereby clarified that Annexures referred to in the Disclosure Schedule (Schedule 19) have been provided separately by the Seller to the Purchaser.

1.2.2                       Any reference to any provision of law or regulation herein is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted.

1.2.3                      References to any Party shall, where the context permits, include such Party’s successors, legal representatives and permitted assigns.

1.2.4                      The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.2.5                      Unless the context requires otherwise, words importing the singular include the plural and vice versa, and pronouns importing a gender include each of the masculine, feminine and neuter genders.

1.2.6                      References to the knowledge, information, belief or awareness of any Person shall be deemed to include the knowledge, information, belief or awareness such Person would have if such Person had made reasonable inquiries.

1.2.7                      The words “hereof,” “hereunder” and “hereto,” and words of like import, refer to this Agreement as a whole and not to any particular Section hereof.

1.2.8                       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until’ each mean “to and including”.

2.                                     SALE AND PURCHASE OF THE BUSINESS

2.1                                Transfer of the Business: Subject to the provisions of this Agreement, including fulfilment of the Conditions Precedent set out in Clause 4 below, the Seller shall transfer, sell and/or assign and the Purchaser shall assume, purchase and/or accept as at and from the Transfer Time, the Business as a going concern and the Residential Flats on an as is where is basis in terms of Clause 9.3.8 below.

2.2                                Going Concern: The Business is being sold on the terms of this Agreement as a going concern with effect from the Transfer Time with the intent that the Purchaser may carry on the Business as a going concern from the Transfer Time provided the Purchaser shall be responsible to obtain all relevant licenses, consents and permits required to operate the Business.

3.                                     CONSIDERATION

3.1                                Consideration: The total consideration for the sale and purchase of the Business agreed to be sold pursuant to Clause 2 shall be a sum equal to the Business Consideration.

3.2                                Payment of Consideration: The consideration for the Business shall be paid as follows:

3.2.1           Subject to Clause 3.2.2 and Clause 5.3 the Business Consideration less the amount of Rs. 2,40,000 /- (Rupees Two Lakhs Forty Thousand Only) (“Retention Amount”) shall be paid over to the Seller by the Purchaser on the Debt Repayment Satisfaction Date as provided in Clause 5.

3.2.2           The Retention Amount shall be released by the Purchaser, on the Seller completing its obligations as stated in Clause 11.4 below. However, notwithstanding anything stated under this Agreement in the event the Seller fails to satisfy the requirements under Clause 11.4 below within 6 months from the Completion Date then in that event the Retention Amount shall be forfeited by the Purchaser and thereafter, the Retention Amount shall not be payable by the Purchaser to the Seller.

3.2.3           The Purchaser shall, prior to the Completion Date, determine the Net Current Asset Value in accordance with the valuation method which is set out in Schedule 8. It is clarified that for the purpose of determining the Net Current

Asset Value, the Current Assets Being Transferred and Current Liabilities and Provisions Being Transferred shall be determined within Forty (40) Calendar Days after the Execution Date or such other earlier date as may be determined by the Purchaser. For the purpose of this Agreement, the Net Current Asset Value shall, as of the Execution date, be assumed as Rs. 3,50,00,000/- (Rupees Three Crores Fifty lakhs only), which amount shall be suitably adjusted in accordance with Clause 3.2.4 below.

3.2.4           The Purchaser shall determine the Net Current Asset Value within 40 Calendar Days after the Execution Date or such other earlier date as may be determined by the Purchaser. The Purchaser shall deliver the determination of the Net Current Asset Value to Seller immediately upon such determination.  If within Two (2) days following delivery of the Net Current Asset Value calculation Seller has not given the Purchaser written notice of its objection as to the Net Current Asset Value calculation (which notice shall state the basis of Seller’s objection), then the Net Current Asset Value calculated by Purchaser shall be binding and conclusive on the Parties and be used in adjusting the Business Consideration to reflect the Net Current Asset Value so determined. If Seller duly gives the Purchaser such notice of objection, and if Purchaser and Seller fail to resolve the issues outstanding with respect to the calculation of the Net Current Asset Value within 2 days of Purchaser’s receipt of Seller’s objection notice, Seller and Purchaser shall submit the issues remaining in dispute to (a) Price Waterhouse Coopers, or (b) Deloitte Touche Tohmatsu, or (c) Grant Thornton, in order of preference (the “Independent Accountant”) for resolution applying the methodology set forth in Schedule 8 hereto. If issues are submitted to the Independent Accountant for resolution, (i) Seller and Purchaser shall furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent Accountant may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountant any material relating to the disputed issues and to discuss the issues with the Independent Accountant; (ii) the determination by the Independent Accountant, as set forth in a notice to be delivered to Seller and Purchaser within 5 days of the submission to the Independent Accountant of the issues remaining in dispute, shall be final, binding and conclusive on the Parties, absent manifest error, and shall be used in the calculation of the Net Current Asset Value for the purpose of Completion and for adjusting the Business Consideration to reflect the Net Current Asset Value so determined for the purpose of Completion; and (iii) Seller and Purchaser will each bear fifty percent (50%) of the fees and costs of the Independent Accountant for such determination.

3.3                                 Responsibility for Taxes and Fees: The Business Consideration payable under this Agreement is (unless expressly stated otherwise) exclusive of any land transfer taxes, any stamp duty or stamp duty reserve tax and all sales and use transfer and other similar Taxes, value added tax etc., (excluding for the avoidance of doubt, Tax on income, profits or gains), duties and registration fees as well as any notarial fees and company or land registry fees which may be or may become payable in respect of the sale of the Business pursuant to this Agreement or any document or conveyance related to this Agreement, including without limitation, the cost of any stamp duty, transfer fees or registration charges which may be or become payable in respect of this Agreement and any other document or conveyance transferring the Business  which shall be borne solely by the Purchaser.

3.4                                No Set-Off: Save as expressly set out in this Agreement, any payments to be made by any Party under this Agreement shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim.

4.                                     CONDITIONS PRECEDENT

4.1                                The obligation of the Seller to transfer the Business, and the obligation of the Purchaser to purchase the Business is subject to the fulfilment, prior to or simultaneously at Completion (or at the time specified below), of the following conditions, any one or more of which may be waived by the Purchaser except for the condition set out in Clauses 4.1.2, which may be waived by the Seller:

4.1.1                       The Seller having performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or before the Completion Date;

4.1.2                       The Purchaser having performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or before the Completion Date;

4.1.3                       The Seller having passed a resolution of the shareholders of the Seller pursuant to Section 293(1)(a) of the Companies Act, 1956 read with Section 192A of the Companies Act, 1956 approving the transfer of the Business to the Purchaser and complied with the requirements as necessary under the Articles of Association of the Seller. A format of the same is annexed hereto as Schedule 11;

4.1.4                        Business Properties assignment

(i)                                     AOPL shall obtain from the MIDC, a no dues certificate confirming that there are no outstanding dues which are payable by AOPL to the MIDC in relation to the Business Properties on Plot G – 1/2.

(ii)                                  AOPL shall give the duly signed application to be made to the Maharashtra Industrial Development Corporation (“MIDC”), for their consent and approvals for the assignment of the Business Properties of AOPL to the Purchaser. A format of the same is annexed hereto as Schedule 12.

4.1.5                      The Seller shall apply, as per the drafts annexed hereto as Schedule 13, to the relevant governmental or other regulatory authorities for the issue or transfer to the Purchaser of all the necessary Permits which are listed in Schedule 9, required by it to carry on the Business after the Transfer Time.

4.1.6                      The Seller shall dispose of existing stockpiles of hazardous waste (including those currently stored at the Sidson facility of AOPL) including but not limited to sodium frusemide spent mother liquors, xylene organic layer, process distillation residues, spent activated carbon and sludge from the waste water treatment plant at the common hazardous waste TSD facility in Taloja.

4.1.7                      The Seller having delivered to the Purchaser a certificate dated the Transfer Time, by the Director of the Seller certifying that the representations and warranties set forth in Clause 10 are true and correct as on the Transfer Time. A format of the same is annexed hereto as Schedule 14.

4.1.8                      The Seller having delivered to the Purchaser a certificate  dated the Completion Date and signed by one of the Directors of the Seller authorised by the Board, certifying that the conditions set forth in Clauses 4.1.3 to 4.1.7 have been satisfied, and the same is ratified by the board of directors of the Seller. A format of the same is annexed hereto as Schedule 15.

4.1.9                      The Purchaser shall receive a written opinion dated the Completion Date from the legal counsel to the Seller, J Sagar Associates, in respect of the due authorisation, legal validity and enforceability of the provisions of this Agreement and all other Transaction Documents. A format of the same is annexed hereto as Schedule 16.

4.1.10                The Purchaser and the Seller shall enter into the Transition Services Agreement. A format of the same is annexed hereto as Schedule 17.

4.2                                 Within 2 Business Days of the Seller complying with their Conditions Precedent and the Purchaser receiving all the approvals/licenses as are set out in Schedule 5 required by the Purchaser to operate the Business, the Parties shall proceed towards Completion. In the event the Seller complies with all their Conditions Precedent and the Purchaser has not, by the Compulsory Completion Date, obtained all the approvals/licenses as are set out in Schedule 5 required by the Purchaser to operate the Business then the Parties shall, notwithstanding anything stated under this Agreement proceed to Completion within 2 Business Days after the date of the Compulsory Completion Date.

4.3                                 Endeavours: The Purchaser shall use its endeavours to procure that the Condition Precedent set forth in Clauses 4.1.2 is fulfilled as soon as is practical following execution of this Agreement and in any event before the Completion Date. The Seller will use its endeavours to procure that the Conditions Precedent set forth in Clauses 4.1.1, 4.1.3, 4.1.4, 4.1.5, 4.1.6, and 4.1.7 are fulfilled as soon as is practical following execution of this Agreement and in any event before the Completion Date.

4.4                                 Notification of Other Parties: Upon either Party becoming aware that any of the Conditions Precedent have been fulfilled, will be delayed in fulfilment or has become incapable of fulfilment beyond the applicable time period for Completion the Party becoming so aware they shall immediately notify the such other Party and shall supply to the Purchaser  written evidence (if available) of the fulfilment of that Conditions Precedent or (as the case may be), an explanation for the delay in fulfilment or it having become incapable of fulfilment.

4.5                                 Liability if Conditions Precedent are Not Fulfilled or Waived: If the Conditions Precedent are not fulfilled by the Seller or waived on or before the Long Stop Date, irrespective of whether the Purchaser has obtained all or any of the approvals/licenses as are set out in Schedule 5 required by the Purchaser to operate the Business, all rights and obligations of each Party under this Agreement (except under Clause 17 (Confidentiality), Clause 18 (Governing Law), Clause 19 (Dispute Settlement), Clause 20 (Notice) and Clause 21 (Miscellaneous)) shall terminate and neither Party shall have any claim against the other, but without prejudice to the accrued rights and obligations of the Parties before that termination.

4.6                                 The Purchaser shall at the Seller’s cost provide all reasonable support to the Seller in order to enable the Seller to satisfy the conditions mentioned in Clauses 4.1.6

5.                                      LIABILITIES

5.1                                 Nothing in this Agreement shall be deemed to transfer any liability or impose any obligation on the Purchaser other than Current Liabilities and Provisions Being Transferred and the Debt Repayment Amount existing as at and from the Transfer Time. Further it is clarified that in respect of the Debt Repayment Amount the Purchaser shall on the  Completion Date pay the Debt Repayment Amount to the Banks as stated in Schedule 6 and the Seller shall on behalf of the Purchaser ensure the following:

5.1.1                                   that the respective Banks thereafter at the earliest issue to the Purchaser a no dues and Debt Repayment Amount satisfaction certificate (“No Dues and Debt Repayment Satisfaction Certificate”) confirming that the Debt Repayment Amount taken from each of the concerned Banks have been satisfied and that from the date of the relevant No Dues and Debt Repayment Satisfaction Certificate there are no obligations/liabilities or outstanding amounts under the relevant Debt Repayment Amount; and

5.1.2                                   that the respective Banks along with the No Dues and Debt Repayment Satisfaction Certificate furnish the Purchaser with all the requisite filings with the statutory authorities including Form Nos. 8 and 17 under the Companies Act, 1956 confirming that the charges created by the Debt Repayment Amount have been satisfied and released and also release all original title documents which have been deposited with the relevant Banks (collectively referred to as “Debt Repayment Satisfaction Documents”).

5.1.3                                   For the purpose of this Agreement the date when all the Banks issue the No Dues and Debt Repayment Satisfaction Certificate along with the Debt Repayment Satisfaction Documents shall be referred to as the “Debt Repayment Satisfaction Date”.

5.2                                 It is clarified and confirmed that the obligation taken over by the Purchaser in respect of the Debt Repayment Amount is restricted only to the obligation to repay the Debt Repayment Amount and any further liability including any further amounts payable by the Seller to the Banks over and above the Debt Repayment Amount, under or in relation to the underlying agreements pertaining to the Debt Repayment Amount shall be satisfied by the Seller and the Seller shall keep the Purchaser indemnified in this regard.

5.3                                 Notwithstanding anything stated herein in the event the Seller complies with all their Conditions Precedent but the Purchaser fails to pay the Debt Repayment Amount to the Banks on Completion as stated in Clause 5.1 above then the Purchaser shall be entitled to a grace period of 30 days (“Grace Period”) to pay the Debt Repayment Amount to the Banks. However, if the Purchaser continues to default in making the payment of the Debt Repayment Amount to the Banks as stated in Clause 5.1 above then the Parties shall proceed to Completion which shall happen Two (2) Business Days after the expiry of the Grace Period and the Seller shall then comply with the provisions of Clause 9 and the Business shall be deemed to have been sold to the Purchaser in the manner stated in Clause 2 and the Business Consideration less the Retention Amount shall be paid over to the Seller and the Seller shall not be required to comply with the provisions of Clause 5.1 above or be subject to any liability as contemplated in Clause 5.2 above in relation to the Debt Repayment Amount.

6.                                      THE BUSINESS CONTRACTS

6.1                                On the Completion Date, the Seller shall provide the Purchaser with a list of all the Business Contracts that are outstanding as on the Closing Date (“Assumed Business Contracts”) and shall novate the same in favour of the Purchaser.

6.2                                In this respect the Seller shall inform the counterparties to the Assumed Business Contracts that all the benefits and obligations under the Assumed Business Contracts have been assigned/novated in favour of the Purchaser. The Purchaser hereby agrees and confirms that the Purchaser shall fulfil its obligations and be entitled to the benefits under the Assumed

Business Contracts provided the counterparts consent to the said assignment/novation in favour of the Purchaser in writing. However, as stated in Clause 5 the Seller shall be responsible for all defaults or breaches (whether matured or not as of Completion Date) committed by it under the Assumed Business Contracts as of the Completion Date and the same shall be satisfied by the Seller.

6.3                                 Payments to the Purchaser: If the Seller receives, or has at any time received, any payment in respect of any Assumed Business Contract for any obligation to be discharged post the Transfer Time by the Purchaser pursuant to this Clause 6 the Seller shall:

6.3.1                       Inform the Purchaser, of the same in writing.

6.3.2                       The Purchaser shall upon the receipt of the notice mentioned in Clause 6.3.1, provide the Seller with the details of the bank account in which the amount mentioned in Clause 6.3 needs to be deposited.

6.3.3                       The amount mentioned in Clause 6.3 shall be deposited in the bank account of the Purchaser mentioned Clause 6.3.2 within 2 Business Days of the receipt of the notice mentioned in Clause 6.3.2.

The Seller shall any time within 6 months from the Transfer Time permit the Purchaser or its agents, on giving reasonable notice to the Seller, such access as it may reasonably require to the financial books and records of the Seller in relation to the Business so as to allow the Purchaser to verify the due and proper performance by the Seller of its obligations under this Section 6.3.

6.4                                 In the event the Purchaser receives any amounts under the Business Contracts other than the Assumed Business Contracts then the same shall be paid over to the Seller on receipt of the same by the Purchaser and for this purpose the Purchaser would permit the Seller on giving reasonable notice to the Purchaser, to, any time within 6 months from the Transfer Time, audit the financial books and records of the Purchaser relating to the Business to verify such amounts as are owed by the Purchaser to the Seller.

7.                                      EMPLOYEES AND PERSONNEL

7.1                                 Transfer of the Employees

7.1.1                     On and from the Completion Date, all the Employees shall be deemed to have ceased to be employees of the Seller, and the Purchaser shall be deemed to have employed such Employees on terms and conditions of service which are no less favourable than those which the Employees enjoyed immediately prior to the Completion Date with the Seller, without any interruption or break in continuous service. With immediate effect from the Completion Date, the Purchaser shall take over and be responsible for the fulfilment and maintenance of the Employees’ Plan in respect of the Employees. For the purpose of this Clause 7 the Purchaser shall be deemed to have satisfied the conditions imposed under this Clause if the Purchaser abides by the terms and conditions of employment of the Employees as enumerated in Clause 10.2.12.

7.1.2                     All wages, salaries and other entitlements of the Employees and all tax deductions and other contributions relating thereto which are due and payable at the Completion Date shall be discharged by the Seller in respect of the period up to Completion and all such wages, salaries, entitlements, deductions and contributions which are due and payable after Completion shall be discharged by the Purchaser thereafter.

7.1.3                     On the Completion Date, the Seller and the Purchaser shall jointly communicate to the Employees a written notice in a form to be mutually agreed between the Parties regarding the terms and conditions of employment of the Employees with the Purchaser.

7.1.4                     The Seller shall on Completion make reasonable efforts to procure the written confirmation of the Employees confirming that they shall continue their employment with the Purchaser on the same terms and conditions as they are currently employed with the Employees and shall provide the originals of the same to the Purchaser. The Purchaser also agrees to honour the union Memorandum of Understanding annexed in Schedule 18 in respect of the Employees who are parties to the same.

7.1.5                     For the avoidance of doubt it is clarified that the transfer of the Employees  as stated above, shall be in the terms of Clause 25FF of the Industrial Dispute Act, 1947, inter alia, that (a) the services of the Employees, shall not be or deemed to be interrupted by such transfer; (b) the terms and conditions of service applicable to the Employees after such transfer are not in any way less favourable to the Employees than those applicable to them immediately before the transfer; and (c) the Purchaser is, under the terms of the transfer herein, legally liable to pay to the Employees, in the event of their retrenchment after the Completion Date, compensation on the basis that the services have been continuous and have not been interrupted by the transfer of the Business.

8.                                      ACTIONS PENDING COMPLETION

8.1                                From the Execution Date until the Transfer Time, the Seller shall continue to carry on the Business in the ordinary and usual course with due care and substantially in the same manner that the Business has been carried on prior to the date hereof without any change in the nature, scope or conduct thereof, using the best endeavours to preserve the goodwill and to maintain the profitability and value of the Business, subject to any requirements of Indian law or any restrictions on doing so imposed by this Agreement in accordance with past practices.

8.2                                Without prejudice to Clause 8.1 above, Seller agrees with the Purchaser that, from the Execution Date until Completion, it shall give promptly to the Purchaser and its advisers on request such information regarding the Business and access to the Business Properties as the Purchaser may reasonably require, and it has not, and except with the prior written consent of the Purchaser (not to be unreasonably withheld or delayed), it shall not, in relation to the Business  or any part thereof:

8.2.1                      Dispose or agree to dispose, remove or allow to remove of any of the Business Plant and Machinery and the Business Properties, other than trading stock, scrap, trading materials, waste materials, solvents in the ordinary course of business, or dispose of any of their respective businesses or part thereof, in each case with a value in excess of Rupees Twenty Lakhs (Rs. 20,00,000/-).

8.2.2                      Acquire or agree to acquire any business or part of any business or any material asset other than trading stock, scrap, trading materials, waste materials, solvents in the ordinary course of business, in each case with a value in excess of Rupees Twenty Lakhs (Rs. 20,00,000/-) or any shares in any company.

8.2.3                      Enter into any joint venture, consortium or partnership agreement which would be a direct competition with Business.

8.2.4                      Grant any lease or licence of any of the Business Properties.

8.2.5                      Engage in any litigation, arbitration, prosecution or other legal proceedings (other than for normal debt collection or unless it is required to run/protect the Business) in respect of a claim where it is the plaintiff which is, or is likely to be, in excess of Rupees Twenty Lakhs (Rs. 20,00,000/-).

8.2.6                      Enter into any transactions, agreements or arrangements that shall obligate the Business in excess of Rupees Twenty Lakhs (Rs. 20,00,000/-) or, which is not on an arm’s length, commercial and on bonafide basis and for the benefit of the Purchaser.

8.2.7                      Give or enter into any Assurance other than product guarantees or warranties given in the ordinary course of business in respect of any liabilities of any third party which has, or may reasonably be expected to have, a material adverse effect on the Business.

8.2.8                      Commit to make any expenditure on capital items in excess of Rupees Twenty Lakhs (Rs 20,00,000/-).

8.2.9                      Cancel, release or assign any indebtedness owed to it in excess of Rupees Twenty Lakhs (Rs 20,00,000/-).

8.2.10                Change its policies in relation to the payment of creditors.

8.2.11                Create, extend, grant or issue or agree to create, extend, grant or issue any mortgage, pledge, charge, lien or any other security interest over any part of the Business or over the whole or any material part of their present or future revenues in relation to the Business.

8.2.12                Increase or reduce the number of Employees engaged in the Business to any material extent or make any material change in the terms and conditions of such Employees (including salaries, fees or other emoluments and pension and life assurance arrangements including retiral benefits) to any material extent other than in accordance with plans that have been disclosed to the Purchaser prior to the Completion, and the parties acknowledge that the hiring or the removal or variation of the terms and conditions of any Employee whose total remuneration (including benefits) is Rupees Thirty Thousand  (Rs. 30,000/-) per month or more as at the Execution Date would of itself amount to a “material extent” or a “material change” (as the case may be).

8.3                                Pending Completion or the Long Stop Date (whichever is the earlier) the Seller will comply with all reasonable requests for information in relation to the Business to the extent that it is able to do so in order for the Purchaser to be in compliance with all Applicable Laws and regulations at the cost of the Purchaser.

8.4                                The Seller shall maintain books of account in the same manner as currently maintained by the Seller for the Business which shall record and reflect each of the Business Assets, the Current Assets Being Transferred and the Current Liabilities and Provisions Being Transferred (each the “Business Accounts”) with respect to the period between the Execution Date until the Completion Date.

8.5                                From the Execution Date until the Completion Date all such Current Assets being Transferred and Current Liabilities and Provisions Being Transferred and all transactions of the Seller to the extent they relate to the Business shall be reflected in the relevant Business Accounts which shall be operated in accordance with the accounting principles, policies, procedures and practices consistently applied to the Business by the Seller. Without prejudice to Clauses 2 (Sale and Purchase of the Business) and 3 (Consideration), at Completion, the assets and liabilities reflected in the Business Accounts related to the Business shall be transferred to the Purchaser or as it may direct, for no additional consideration.

8.6                                The Business Accounts shall be prepared by the Seller in accordance with the accounting principles, policies, procedures and practices consistently applied to the Business by the Seller. The cost of preparing the Business Accounts shall be to the account of the Seller.

9.                                     COMPLETION

9.1                                Completion shall take place at the offices of the Seller on the Completion Date or at such other time(s) and place(s) as the Parties may agree.

9.2                                At Completion, the Purchaser shall:

9.2.1                     Deliver to the Seller a copy of the board resolution of the board of directors of the Purchaser authorizing the execution of this Agreement (the copy of the board resolution being certified as a true copy of the original by a director of the Purchaser) together with a true copy of any relevant powers of attorney (if any) pursuant to which this Agreement is to be executed.

9.2.2                     Make payment of the Debt Repayment Amount as per Clause 5 above.

9.3                                At Completion, the Seller shall:

9.3.1                     Deliver or cause to be delivered to the Purchaser all of the Business Assets including Business Plant and Machinery which are capable of transfer by delivery, with the intent that title in such Business Assets including the Business Plant and Machinery shall pass by such delivery by making the same available for collection at the place in which they are situate or such other place which may be mutually agreed upon by the Parties;

9.3.2                     Deliver or cause to be delivered to the Purchaser (or shall certify to the Purchaser an address or addresses for collection of originals of) all such records, documents, lists, catalogues, literature and materials as are included in the Business Assets and the Business Plant and Machinery by making the same available for collection at the place in which they are situate or such other place which may be mutually agreed upon by the Parties;

9.3.3                     Sign the assignment deeds in respect of the Business Properties in favour of the Purchaser upon the Purchaser paying the stamp duty thereon, if any;

9.3.4                     Deliver or cause to be delivered to the Purchaser all original deeds and documents of title (without prejudice to the other provisions of Clause 5.1.2) relating to any of the Business Assets including the Business Plant and Machinery and the Business Properties in its possession;

9.3.5                       Sign the novation deed and procure the signature of Ms. Vigilante Security Services in respect of the contract dated March 27, 2006 between the Seller and Ms. Vigilante Security Services in favour of the Purchaser;

9.3.6                     Make reasonable efforts to procure the written confirmation of the Employees confirming that they shall continue their employment with the Purchaser on the same terms and conditions as they are currently employed with the Employees and shall provide the originals of the same to the Purchaser;

9.3.7                     Deliver a copy of an extract from the minutes of a meeting of the board of directors of the Seller authorising the execution by the Seller of this Agreement (those copy minutes being certified as a true copy of the original by the secretary of the Seller) together with a true copy of any relevant powers of attorney pursuant to which this Agreement is to be executed;

9.3.8                     AOPL shall sell and convey the Residential Flats to the Purchaser on an “as is where is” basis and towards this AOPL shall execute a conveyance deed in favour of the Purchaser and shall obtain necessary approvals from ICICI Bank to whom the Residential Flats are mortgaged for such sale alongwith any outstanding payment under the loan from ICICI Bank.

9.4                                 Announcement Of Sale

9.4.1                     The Seller shall, if so requested by Purchaser, and jointly with the Purchaser (at the Purchaser’s expense) arrange for the despatch to all or any past or present customers of each of the Business specifically nominated by the Purchaser of a circular announcing the sale by Seller of the Business and introducing the Purchaser as its successor. The Purchaser shall be entitled to state (in a form previously agreed in writing by the Parties) for a period of 6 months after Completion on all correspondence and promotional and sales literature that it is the successor of the Seller in the Business, including statements such as “formerly known as Ariane Orgachem Private Limited”.

9.4.2                     The Parties agree that this Agreement and the terms of this Agreement shall be disclosed only by the Purchaser, at its sole discretion, except that any Party shall be entitled to make such disclosures as maybe required pursuant to Applicable Laws and in case of the Purchaser as required by the U.S. Securities and Exchange Commission or other US government regulations.

10.                               REPRESENTATIONS AND WARRANTIES

10.1                           Each Party represents to the other Party hereto that:

10.1.1                Such Party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby and, if such party is not a natural Person, such Party is duly incorporated or organised with limited liability and existing under the laws of the jurisdiction of its incorporation or organisation.

10.1.2                The execution and delivery by such Party of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorised by all necessary corporate or other action of such Party both under law and under their respective charter documents.

10.1.3                Assuming the due authorisation, execution and delivery hereof by the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium; and

10.1.4                The execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby will not (i) violate any provision of the organisational or governance documents of such Party, (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any governmental authority in such Party’s country of organisation or any other person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, (iii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, or (iv) violate any order, judgment or decree against, or binding upon, such Party or upon its respective securities, properties or businesses.

10.2                           Except as disclosed in Schedule 19 (“Disclosure Schedule”) the Seller represents to the Purchaser hereto that:

10.2.1                The audited balance sheet of the Seller in relation to the Business as at March 31, 2006 and the related statements of earnings and the Seller’s equity for the fiscal year then ended, accompanied by the notes thereto and the reports thereon of Seller’s independent accounting firm, and the management accounts for the period commencing from April 1, 2006 to the Balance Sheet Date (collectively, the “Financial Statements”) are correct and complete in all material respects, fairly present the financial condition, assets and liabilities of the Seller as at their respective dates and the results of its operations for such periods, and have been prepared in accordance with the accounting standards and applicable Law.

10.2.2                The accounting books and records of the activities of the Business required by law to be maintained have been so maintained in accordance with the normal practice of the Seller, are up-to-date and contain all matters required by law to be entered in them and copies of which have been provided in their entirety to the Purchaser.

10.2.3                Since the Balance Sheet Date in relation to the Business:

(i)                                  The Business has been carried on in the ordinary and usual course without any interruption or alteration in its scope or manner so as to maintain it as a going concern.

(ii)                               No material debtor has been released in relation to the Business on terms that he/it pays less than the book value of any material debt and no material debt has been written off or has proved to be irrecoverable to any extent. For these purposes “material” means in respect of any debtor a sum not less than Rupees Twenty Lakhs (Rs 20, 00, 000/-).

(iii)                            Otherwise than in the ordinary course of business the Seller has not, in relation to the Business, paid any service, management or similar charges to any other person or incurred any liability to make such a payment.

(iv)                           The Seller has not, in relation to the Business, entered into any joint venture, consortium or partnership agreement.

(v)                                Otherwise than in the ordinary course of Business, the Seller has not, in relation to the Business, given or entered into any guarantee, indemnity or security arrangements in respect of any liabilities of any third party which would be material in the context of the Business as a whole.

(vi)                             The Seller has not, in relation to the Business, acquired or agreed to acquire any asset, the value of which exceeds Rupees Twenty Lakhs (Rs. 20,00,000/-):

(a)                                 Otherwise than in the ordinary and normal course of trading; or

(b)                                for a consideration which is higher than open market value at the time of its acquisition;

(vii)                          The Seller has not, in relation to the business, disposed of or agreed to dispose of any business or asset, the value of which exceeds Rupees Twenty Lakhs (Rs. 20,00,000/-):

(a)                                  Otherwise than in the ordinary and normal course of trading; or

(b)                                 For a consideration which is lower than open market value or book value (whichever is the higher) at the time of its disposal;

(viii)                        There have been no material increases or decreases in the levels of the stock used in relation to the Business.

10.2.4                 Except for stock disposed of in the ordinary course of business or assets acquired subject to retention or reservation of title by the supplier or manufacturer of such assets, the Business Plant and Machinery and Current Assets Being Transferred.

(i)                                    Is legally and beneficially owned by the Seller free from and clear of all Encumbrances;

(ii)                                 Is not held subject to any finance lease, hire purchase agreement or any arrangement of a similar nature; and

(iii)                              Is in the exclusive possession of or under the direct control of the Seller.

10.2.5                Where any Business Plant and Machinery, Business Properties are used but not owned by Seller or any facilities or services are provided to the Seller by a third party, no material event of default has occurred or is subsisting or has been alleged or is likely to arise which may entitle any third party to terminate any agreement or licence which is material in the context of the Business in respect of the provision of such facilities or services.

10.2.6                None of the Business Plant and Machinery, Business Properties and Current Assets being Transferred have been acquired with the assistance of any governmental, local governmental, quasi-governmental or regulatory grant, subsidy or aid which grant, subsidy or aid is due to be repaid or reimbursed in any circumstances.

10.2.7                The Seller has not defaulted under any contract, and there are no circumstances likely to give rise to any such default. No party with whom the Seller entered into any of the contracts is in default under it and, there are no circumstances likely to give rise to such a default.

10.2.8                The Business Assets together with the rights conferred upon or acquired by the Purchaser under or pursuant to this Agreement, taken together comprise all the assets and rights which are necessary for carrying on the Business from Completion in substantially the manner it was carried on by the Seller prior to Completion.

10.2.9                No customer of the Business whose purchases from the Business represented, in the Twelve (12) month accounting period ending on the Balance Sheet Date, 5% or more of the Business’ sales in that period has since the Balance Sheet Date ceased to do business with the Business.

10.2.10          No supplier of raw materials to the Business whose sales to the Business represented, in the 12 month accounting period ending on the Balance Sheet Date, 10% or more of the Business’ purchases in that period has since the Balance Sheet Date ceased to do business with the Business.

10.2.11          The following details (subject to applicable data protection legislation) in relation to each Employee have been disclosed to the Purchaser and more particularly enumerated in Schedule 20:

(i)                                    Their age and dates of commencement of employment;

(ii)                                 Rates of basic salary and material benefits; and

(iii)                              Particulars of the Memorandum of Understanding dated April 11, 2007 with trade unions is annexed hereto as Schedule 18.

10.2.12          The Seller has represented that the appointment letters which are given by AOPL to its Employee’s have been provided to the Purchaser and the same set out in Schedule 21.

10.2.13          There are no employees engaged in the Business who provide services to the Business whether as consultants, agent or representatives or otherwise other than the Employees.

10.2.14          No Employee, who holds the post of General Manager, has given or received notice terminating his or her employment and no such Employee is entitled to give such notice as a result of entering into or implementation of this Agreement.

10.2.15          No Employee who holds the post of General Manager has been promised in writing or is accustomed to receiving any guaranteed increase of more then 30% of their basic salary or other benefits and there is no written agreement with any such Employee to increase his or her basic salary or any other benefits at a date in the future.

10.2.16          There is no litigation, claim or other dispute existing, pending or threatened (whether orally or in writing) between the Seller and any Employee or any other employee employed by the Seller, or between the Seller and any trade union, staff association or any other employee representative.

10.2.17          There are no outstanding obligations to reinstate, re-engage, pay compensation to or comply with any recommendation or declaration of any court or any other tribunal in respect of any of the employees, whether past or present, of the Seller including the Employees.

10.2.18          None of the terms of employment of any of the Employees, requires the prior approval/consent of such employees for the purpose of consummating the Transaction Documents and for effecting the provisions contained in this Agreement.

10.2.19          The Seller has not materially violated any of their obligations under the Industrial Disputes Act 1947, the Contract Labour (Regulation & Abolition) Act 1970, the Child Labour (Prohibition and Abolition) Act, 1986, the Maharashtra Recognition of the Trade Union and Prevention of Unfair Labour Practice Act, 1971, The Maternity Benefit Act 1948, the Maharashtra Mathadi Hamal and other Manual Workers Act, 1969, the Factories Act 1948, the Employees State Insurance Act 1948, the Payment of Wages Act 1936, the Employees’ Provident Fund & Miscellaneous Provisions Act 1952, the Minimum Wage Act 1948, Payment of Gratuity Act, 1972, Payment of Bonus Act, 1965, Trade Union Act, 1926 where such violation could individually or in aggregate result in a closure of the Business.

10.2.20          The Seller has not materially violated any of their obligations under the Drugs and Cosmetics Act, 1945 in all respects where applicable, including but not limited to obtaining all the requisite Permits stipulated under the Drugs and Cosmetics Act, 1945, for the manufacture of those drugs that require such Permits under the same Act.

10.2.21          The Seller is not a party to any litigation or arbitration proceedings materially affecting the Business which are in progress and, have not been served with any notices to this effect.

10.2.22          There are no governmental or official investigations or enquiry concerning the Business which is in progress or pending or threatened in this regard.

10.2.23          The Seller has not received notice of any claim within the period of 36 months preceding the Execution Date in respect of defective or faulty products manufactured and/or supplied by the Seller in relation to the Business.

10.2.24          All material licences, approvals and consents required for the carrying on of the Business have been obtained and are in full force and effect.

10.2.25          The Seller is not in default under any licence, approval or consent in relation to the Business that would individually or in aggregate result in a closure of the Business.

10.2.26          The Seller is not involved in any dispute with or subject to any investigation by any tax authority concerning any matter likely to affect the Business or any of the Business Assets.

10.2.27          The Seller has, in relation to the Business, complied with their obligations relating to Tax deductions and have made and accounted to the appropriate tax and other Authorities whether statutory or otherwise for all deductions required or authorised to be made under those obligations.

10.2.28          To the best of the Seller’s knowledge, the Seller is not, in relation to the Business, in arrears with any payment of any sales, excise or such other taxes or levies required to be made in relation to the Business nor is it liable to any abnormal or non-routine payment or any forfeiture or any penalty or interest or surcharge.

10.2.29          All stamp duty and taxes, duties or registration fees have been paid in respect of all documents to which the Seller is party which are of material importance and which relate to the Business.

10.2.30          Subject to the conditions laid down in the relevant environmental consents as annexed hereto in Schedule 22, the Business, is in compliance with all Environmental Laws and Rules including but not limited to the Water (Prevention & Control of Pollution) Act, 1974, the Air (Prevention & Control of Pollution) Act, 1981 and the Hazardous Wastes (Management & Handling) Rules, 1989 and Amendment Rules thereof in all respects.

10.2.31          The Business has not received, and there is not pending, any formal written indication, notice, complaint, or other formal written communication from any relevant authorities or any third party alleging any breach of environmental Laws or alleging a breach of the terms of an environmental Permit, or that any environmental Permit may be suspended, revoked, cancelled, materially restricted or amended or not renewed.

10.2.32          The Seller is the sole lessee of the Business Properties and has authority to transfer all rights, title and interests including easement rights and right of way if any, in such properties to the Purchaser, subject to the approval of the MIDC.

10.2.33          The Business Properties are free from all tenancies, mortgages, charges, encumbrances or other adverse rights, except such rights that MIDC as lessor may have.

10.2.34          The Seller has possession or under its control all deeds and documents which are necessary to prove their right to the Business Properties, and all such deeds and documents have been provided to the Purchaser.

10.2.35          Other than as stipulated in the lease deeds for the Business Properties, there are no covenants, restrictions, stipulations, easements, quasi-easements, burdens reservations, servitudes or privileges affecting any of the Business Properties or any part of them which are of an onerous or unusual nature or which conflict with the present user of any of the Business Properties or which would affect the use or continued use of any of the Business Properties for the purposes of the Business to the extent or in manner in which it is now used.

10.2.36          The Seller has not received any complaints or notice of any breach of the covenants, stipulations and conditions affecting any of the Business Properties, from the local or other relevant authorities or MIDC and there are no circumstances which might have a material adverse effect on the Business. Further no proposals, orders, acts or things have been made or done by any such competent authority, body or agency concerning the compulsory acquisition of all or any part of the Business Properties

10.2.37          The Business Properties and their use for the purposes of the Business as is currently carried out comply with the local Applicable Laws and the building laws and bye-laws in order that the same does not trigger the termination of the lease deeds or other documents under which the Seller are occupying the Business Properties, or otherwise materially affect the operations of the Business.

10.2.38          Other than the Permits which have been provided by the Seller to the Purchaser and enumerated in Schedule 9, no planning or other permissions or consents relating to any of the Business Properties have been given subject to any unusual or onerous conditions or on a temporary basis.

10.2.39          The Business Properties are the only properties necessary for the conduct of the Business as presently conducted and the Seller does not own any other immoveable property in Aurangabad except for the Business Properties.

10.2.40          There are no outstanding disputes with any person relating to any of the Business Properties or their use.

10.2.41          The Seller has not infringed any intellectual property of any third parties in respect of any of the products that they manufacture and further that they possess valid registrations for trade name that they currently use and that such trade name do not infringe the marks of any third party.

10.2.42          The Seller represents that no claim under any Insurance Policies taken out in connection with the Business or any of the Business Assets is outstanding in relation to which the insurance cover of the Seller is insufficient to cover the relevant liability and there are no circumstances likely to give rise to such a claim.

11.                              FURTHER ASSURANCE AND OBLIGATION

11.1                          Following Completion, the Seller and the Purchaser shall at their own cost, execute and perform all such acts, deeds, other documents and other things (or procure the doing, execution or performance thereof) as the Seller (in the case of the Purchaser) or the Purchaser (in the case of Seller) may from time to time reasonably require for the Parties to comply with their obligations under this Agreement for the purpose of implementing the provisions of this Agreement including giving full effect to the transactions contemplated by this Agreement and vesting the Business and the Business Assets in the Purchaser.

11.2                          Without limiting Section 11.1, from time to time supply to the other such assistance as the other may reasonably require for the purpose of implementing the provisions of this Agreement. Further the Seller shall assist the Purchaser in obtaining transfer approvals/consents of the MIDC and other lessor/licensor referred to in Clause 4.1.4 in order to enable the Purchaser to perfect its title to the Business Properties. This would include the Seller rendering all reasonable assistance to the Purchaser to facilitate it to conduct discussions and liaising with the relevant authorities (jointly with the Purchaser) and providing information reasonably necessary for obtaining such approvals. In addition, as soon as reasonably practicable after Completion, the Seller shall de-register any relevant Permits in its name.

11.3                          The Seller shall assist the Purchaser in obtaining the transfer all the licenses/approvals pertaining to the Business under Applicable laws including but not limited to the ones set out in Schedule 23.

11.4                          The Seller shall obtain with respect to the agreement to lease/lease deed dated February 17, 1994 with respect to plot no. K-63 (i) an extension letter from the MIDC to construct the factory building in terms of the provisions of clause 6 of the agreement to lease/lease deed and (ii) provides the Purchaser with evidence, confirming that the agreement to lease has been appropriately stamped and registered. Any stamp duty or penalty arising therefrom payable on the agreement to lease/lease deed dated February 17, 1994 shall be borne by the Seller.

11.5                          AOPL shall make best efforts, in obtaining a no – objection certificate from Wyeth, in respect to the transfer of the Wyeth Technology from the Seller to the Purchaser and the Seller shall thereafter, transfer the Wyeth Technology to the Purchaser.

11.6                          AOPL shall make best efforts to assist Purchaser to acquire additional real estate, either through purchase or lease, of land either adjacent to or in close proximity to the Business Properties of AOPL as may be reasonably requested in writing by the Purchaser.

12.                              INDEMNIFICATION

12.1                          All of the representations and warranties of Seller contained in this Agreement shall survive the Completion (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Completion) and continue in full force and effect forever thereafter for a period as provided in Clause 12.6.

12.2                          The Seller shall indemnify the Purchaser and defend and hold harmless the Purchaser, from and against only all direct losses suffered in relation to any claims asserted against, resulting to, imposed upon or incurred by the Purchaser by reason of, arising out of or resulting from any liability relating to the Business for the period till the Completion Date.

12.3                          The Parties (“Indemnifying Party”), shall indemnify, defend and hold harmless the other Party (“Indemnified Party”), from and against only all direct losses suffered by it in relation to any claims asserted against, resulting to, imposed upon or incurred by the Indemnified Party by reason of, arising out of or resulting from any inaccuracy or breach of any representation or warranty, covenant, undertaking or agreement of the Seller or Purchaser contained in or made pursuant to this Agreement.

12.4                          AOPL shall indemnify, defend and hold harmless the Purchaser from any  monetary claims which may be asserted against the Purchaser by Mr. Balamsingh Bist pursuant to Complaint no 66/2004 filed by Mr. Balamsingh Bist before the Labour Court, Aurangabad

12.5                          AOPL shall indemnify, defend and hold harmless the Purchaser from any monetary claims which may be asserted against the Purchaser by any of the 16 employees who have filled Complaint No. 70 of 2005 before the Industrial Court, Aurangabad. Provided however if courts orders reinstatement of any these 16 employees then the Purchaser shall be under an obligation to retain such employees. However, any monetary claims in the manner of back wages, dues, damages or any other amounts which the courts may order shall be satisfied by the Seller.

12.6                          Notwithstanding any of the other provisions of this Agreement, it is expressly agreed  that

(i)                                    any claim made pursuant to this Clause 12 above shall be made within three (3) year from the Completion Date. However, this limit shall not apply to any direct loss suffered by the Purchaser in respect of any claim in relation to breach of or non-compliance with any environmental laws.  Any claim made pursuant to this  Clause 12 above with respect to environmental laws shall be made within 8 (Eight) years from the Completion Date.

(ii)                                 a Party  shall only be entitled to make a claim if the amount of loss so claimed is in aggregate equal to or in excess of Rs. 8,00,000/- but once this threshold is reached all the losses suffered by the Indemnified Party shall be made good.

(iii)                              the aggregate liability of any Party under this Agreement shall not exceed Rs. 36,40,00,000/-.

12.7                          Notwithstanding anything contained in this Clause, it is expressly agreed that if the Seller has discharged their obligations either under Clause 12.2 or Clause 12.3, then the Seller shall not be liable to the Purchaser for any amounts already paid by the Seller either under Clause 12.2 or Clause 12.3 for the same cause of action.

13.                              INFORMATION, RECORDS AND ASSISTANCE

13.1                          Provision of Records: The Seller and the Purchaser shall each provide the other upon reasonable request and upon providing reasonable justification that the same is required under Applicable Law, full and free access (including the right to take copies) during usual business hours to the books, accounts and records which relate exclusively or primarily to the Business to be held by each of them after Completion and which relate to the period up to the Completion Date (“Financial Records”).

13.2                          Preservation of Records: For a period of 8 years following the Completion Date, neither Party shall dispose of or destroy and shall not dispose of nor destroy, any of the Financial Records or Books and Records without first giving the other Party at least two months’ notice of its intention to do so and giving the other Party the opportunity to remove and retain any of them (at that other Party’s expense).

14.                              INSURANCE

14.1                          Policies in force until Completion: The Seller shall continue in force up to and including the Completion Date all policies of insurance maintained by it in respect of the Business.

14.2                          Cover ceases on Completion: Upon Completion all insurance cover provided in relation to the Business by the Seller (whether under policies maintained with third party insurers) shall cease (but, for the avoidance of doubt, without prejudice to any such claim made on or prior to Completion under the Seller’s existing insurance cover).

15.                              NON-COMPETE

15.1                          The Seller shall ensure that the Seller and its Affiliates shall, on and from the Completion Date and till a period of 5 (five) years, give up, part with, cease and desist from carrying on a Competing Business. For the purpose of this Clause 15 “Competing Business” shall mean any business for production of any products as are specified in Schedule 24 (“Competing Products”).

15.2                          The Seller shall ensure that the Seller and it’s Affiliates shall not, directly or indirectly, either by themselves/ itself or in association with or through any Person or entity, in any manner whatsoever till a period of 5 (five) years from the Completion Date:

15.2.1                 Carry on, own, manage, operate, join, assist, have an interest or control (other than a passive financial investment) in any Competing Business; or

15.2.2                 Engage in or conduct or carry on any Competing Business; or

15.2.3                 For itself or as an agent of any Person canvass or solicit for any Competing Business; or

15.2.4                 Solicit any customer, distributor, supplier, dealer, or agents for the purpose of any Competing Business; or

15.2.5                 Solicit, canvass or entice away any editorial staff, employee who is employed in any managerial, supervisory, technical, sales or administrative capacity from the Purchaser or its Subsidiaries for any Competing Business; or

15.2.6                 Produce any of the Competing Products.

15.3                          The Seller hereby agrees and confirms that any breach of this obligation by the Seller will cause  considerable damage and irreparable loss to the Purchaser which, the Parties agree, are not capable of being remedied by damages and the Purchaser shall therefore, be entitled to obtain injunctive relief to specifically enforce this Agreement which shall be in addition to any remedy which the Purchaser may have in law, equity or otherwise including the remedies available to the Purchaser against the Seller, in terms of this Agreement.

16.                              PERMITTED ASSIGNMENTS AND NOVATIONS

16.1                          Neither the obligations nor the benefits under this Agreement or any other Transaction Documents shall be assignable.

17.                              CONFIDENTIALITY

17.1                          Confidential Information: Each Party shall treat and shall procure that its directors, officers, managers, partners, members, employees, legal, financial and professional advisors and bankers (collectively, “Representatives”) shall treat as strictly confidential and do not reveal, to any third party without the prior written consent of the other Party, all information received or obtained as a result of entering into or performing this Agreement which relates to the provisions or the subject matter of this Agreement or any document referred to herein.

17.2                          For the avoidance of doubt, the obligations of confidence in Clause 17.1 above shall not prevent either Party (collectively the “Disclosing Party”) from using and disclosing information which the Disclosing Party can demonstrate, to the reasonable satisfaction of the other Party (collectively the “Owning Party”):

17.2.1                 Was received by the Disclosing Party from a third party without that third party having breached any obligation of confidence to the Owning Party; or

17.2.2                 Is already in the public domain through no fault of the Disclosing Party

17.3                          Exceptions: The provisions of Clause 17.1 shall not apply to:

17.3.1                 Disclosure of information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its Representatives in violation of this Agreement.

17.3.2                 Disclosure by a Party to its Representatives provided such Representatives are bound by similar confidentiality obligations.

17.3.3                 Disclosure, after giving prior notice to the other Party to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required by Law or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement.

18.                              GOVERNING LAW

This Agreement and each Party’s rights and obligations hereunder shall be governed by, subject to and construed in accordance with the laws of India. Subject to Clause 19, the Parties agree that the competent courts of Mumbai shall have the sole and exclusive jurisdiction over any disputes arising out of this Agreement.

19.                               DISPUTE SETTLEMENT

19.1                          In the event any Party is in breach of any of the terms of this Agreement, another Party may serve written notice to require the Party in breach to cure such breach within 30 days of the receipt of such written notice thereof.

19.2                          In the case of any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach (where such breach has not been cured by the Party in breach within 30 days of a written notice thereof), termination or invalidity hereof, the Parties shall attempt to first resolve such dispute or claim through friendly consultations between the senior executives of the relevant Parties (where no such senior executive shall be a member of the Board).

19.3                          If the dispute is not resolved through such discussions within 30 (thirty) Business Days after one Party has served a written notice on the other Party requesting the commencement of discussions, then such dispute shall be referred at the request in writing of any Party to the dispute to binding arbitration by a panel of 3 (three) arbitrators (the “Arbitration Board”) in accordance with the (Indian) Arbitration and Conciliation Act, 1996. All arbitration proceedings shall be conducted in the English language and the place of arbitration shall be in Mumbai. The Parties would be entitled to seek interim relief from the courts of India. The Arbitration Board shall decide any such dispute or claim strictly in accordance with the governing law specified in Clause 18. Judgement upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

19.4                          Each Party shall co-operate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

19.5                          The costs and expenses of the arbitration, including, without limitation, the fees of the arbitration and the Arbitration Board, shall be borne by the losing Party to the dispute or claim, except as may be determined otherwise by the Arbitration Board. The Arbitration Board would have the power to award interest on any sum awarded pursuant to the arbitration proceedings and such sum would carry interest, if awarded, until the actual payment of such amounts.

19.6                          Subject to Applicable Law, any award made by the Arbitration Board shall be final and binding on each of the Parties that were parties to the dispute.

20.                              NOTICE

20.1                          Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five Business Days’ prior written notice specified to the other Party). Any notice, demand or other communication given or made by letter between countries shall be delivered by airmail. Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party, (b) if sent by post within the same country, on the fifth day following posting, and if sent by post to another country, on the tenth day following posting, and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

20.2                          The initial address and facsimile for the Parties for the purposes of the Agreement are:

If to AOPL:

Address: Runwal Chambers, 1st Road, Chembur, Mumbai 400 071

Facsimile : + 91 22 2528 4708

Attention: Mr. Sandeep Runwal

If to the Purchaser:

Address: 23rd Floor, Express Towers, Nariman Point, Mumbai 400 021

Facsimile:+ 91 22 6639 6888

Attention: Mr. Mark Frost/ Nohid Nooreyezdan

With a copy to:

Address: 26 Corporate Circle, P.O. Box 15098 Albany, NY 12212-5098, United States of America

Facsimile: 001-518-512-2075

Attention:Mr. Mark Frost

21.                              MISCELLANEOUS

21.1                          Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

21.2                          Consent to Specific Performance. The Parties declare that it is impossible to measure in money the damages that would be suffered by a Party by reason of the failure by any other Party to perform any of the obligations hereunder. Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof, any Party against whom such action or proceeding is brought hereby waives any claim or defence therein that the other Party has an adequate remedy at Law.

21.3                          Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

21.4                          Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

21.5                          Entire Agreement. This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter. No Party relied upon any representation or warranty in entering this Agreement other than those expressly contained herein.

21.6                          Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted provided the fundamental terms of the Agreement are not altered.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written:

Signed and delivered for and on behalf of

Ariane Orgachem Private Limited

/s/ Sandeep Runwal

By: Sandeep Runwal
Title: President Ariane Orgachem Private Limited

Signed and delivered for and on behalf of

AMRI India Private Limited

/s/ Harold Meckler, Ph.D.

By: Harold Meckler, Ph.D.

Title: Director of AMRI India Private Limited

The following Schedules to the Business Transfer Agreement have been omitted or partially omitted in accordance with Item 601(b)(2) of Regulation S-K.

SCHEDULES

Schedule 1                                      Details of Bank

Schedule 2                                      Details of Business Consideration

Schedule 3                                      Details of Business Contracts

Schedule 4                                      Details of Business Properties

Schedule 5                                      Licenses Required by Purchaser to Run the Business

Schedule 6                                      Debt Repayment Amount

Schedule 7                                      List of Employees

Schedule 8                                      Method of Calculation of Net Current Asset

Schedule 8A                            AOPL List of Employee Loan/Advances

Schedule 9                                      Permits

Schedule 10                                Details of Residential Flats

Schedule 11                                Draft Board Resolution

Schedule 12                                Format for MIDC Application

Schedule 13                                Format for Application of Transfer of Licenses

Schedule 14                                Certificate of Representations and Warranties

Schedule 15                                Certificate for Conditions Precedent

Schedule 16                                Format for Legal Opinion

Schedule 17                                Form of Transition Services Agreement

Schedule 18                                Memorandum of Understanding for Union

Schedule 19                                Disclosure Schedule

Schedule 20                                Details of Employees

Schedule 21                                Appointment Letters of Employees

Schedule 22                                Environmental Consents

Schedule 23                                List of Permits

Schedule 24                                Competing Products

Schedule 25                                Retained Assets

AMRI India Private Limited will furnish supplementally a copy of any omitted or partially omitted schedule to the Securities and Exchange Commission upon request; provided, however, that AMRI India Private Limited may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 as amended, for any schedule so furnished.